CHINA HOLDINGS GROUP, INC.

73726 Alessandro Drive, Suite 103

 Palm Desert, CA 92260

October 31, 2011

Tia L. Jenkins

Senior Assistant Chief Accountant

Office of Beverages, Apparel and

  Health Care Services

Securities & Exchange Commission

450 Fifth Street

Washington, DC 20549

Re:

China Holdings Group, Inc.

Form 10-Q for Fiscal Quarter Ended June 20, 2011

Filed August 15, 2011

File No. 000-25997

Dear Ms. Jenkins:

In connection with your review of the above captioned Form 10-Q, the above captioned issuer (the "Company") acknowledges  that:

1.

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

By: /s/ Dempsey Mork

Dempsey Mork

President and Chief Financial Officer